EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, dated March 26, 2008, by and between deltathree, Inc., a Delaware corporation and deltathree LTD (jointly and severally the "Company"), and Dror Gonen ("Executive").

WITNESSETH:

WHEREAS, the Company desires to enter into an agreement, effective as of the date of this Agreement (the "Commencement Date") to set out the terms and conditions of Executive's employment by the Company from and after the Commencement Date; and

WHEREAS, the Executive desires to start the employment in the Company from and after the Commencement Date under those terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1.	Employment.

(a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment by the Company.

(b) Term of Agreement. Unless earlier terminated pursuant to Section 5 hereof, the period of this Agreement and the Executive's continued employment hereunder (the "Agreement Term") shall commence on or about May 1, 2008 (the "Effective Date"), and shall expire 48 months afterwards.

The period commencing on the Commencement Date and ending on the earlier of (i) the expiration of the Agreement, or (ii) the date of Executive's termination of employment pursuant to Section 5(a) shall be referred to as the "Employment Period

2.	Position and Duties.

(a) In general. Executive shall be employed as Chief Executive Officer and shall perform such duties and services, consistent with such position and its current duties and services for the Company, and as may be assigned to him from time to time by the Board of Directors. The duties of the Executive shall include serving as an officer or director or otherwise performing services for any "Affiliate" of the Company as requested by the Company. An "Affiliate" of the Company means any entity that controls, is controlled by or is under common control with the Company. Executive shall report to the Board of Directors and shall be subject to the supervision of, and shall have such authority as is delegated by the Board, which authority shall be sufficient to perform Executive’s duties hereunder. Executive shall be employed directly (for prime location, compensation and working laws) by the Company’s subsidiary deltathree LTD, an Israeli corporation registered number 512336660

(b) Full-time employment. During the Employment Period, Executive shall devote his full business time to the services required of him hereunder, except for time devoted to services required by him to be performed for any "Affiliate" of the Company, vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his reasonable best efforts, judgment, skill and energy to perform such services in a manner constant with the duties of his position and to improve and advance the business and interests of the Company. Executive shall not be engaged in any other business activity which, in the reasonable judgment of the Board of Directors, conflicts with the duties of the Executive under this Agreement. In such event, Executive shall receive five days’ written notice from the Company to disengage from such business activity. Executive may serve on the board of directors or on advisory boards of other corporations which do not directly compete with the Company; provided, however, that, in such case, Executive shall be charged with ½ vacation day for every four hours spent at such meeting during business hours. Executive shall travel to a location or locations which Executive believes is necessary or advisable, in the performance by Executive of his duties hereunder or to the extent appropriate to improve and advance the interests of the Company and its Affiliates. There is no formal disciplinary procedure, but Executive is expected at all times to behave in a manner befitting his employment.

3.	Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of US$250,000 payable in accordance with the Company’s customary payroll practices (the “Base Salary”); The Base Salary shall be payable in such installments (but not less frequent than monthly) as the salaries of other executives of the Company are paid. Payment to be made in NIS according to the official exchange rate as published by by the Bank of Isreal.

The Executive's annual base salary, shall be adjusted as of January 15th of each year, by the percentage change in the Cost of Price Index (“Maddad”) during the preceding year.

(b) Performance Incentive Plan. During the Employment Period, Executive shall be eligible to participate in the Company's Amended and Restated 1999 Performance Incentive Plan. The discretionary portion of the bonus shall be determined by the Compensation Committee. If the Company shall amend or terminate the 1999 Performance Incentive Plan in a manner that would reduce the opportunity of Executive to earn an incentive bonus as provided in the 1999 Performance Incentive Plan, the Company shall provide a substitute arrangement so that Executive's total bonus opportunity will not be materially reduced.

(c) Stock Incentive Plan. The Company shall grant Executive an award of non-qualified stock options (the “Option”), under the Company's 2004 Stock Incentive Plan (“the Plan”), to purchase 1,000,000 shares of the Company’s Class A Common Stock at an exercise price equal to fair market value as defined under the Plan on the grant date. Option grant date shall be as of the Commencement Date. The Option shall become exercisable on date or event as set forth below, provided that Executive is employed by the Company on such date or event, and once exercisable shall, except as otherwise provided below, remain exercisable until the expiration of seven years from the grant date . However, the Option shall be immediately terminated upon a termination of Executive's employment by the Company for Cause (as hereinafter defined). The exercisable portion of the Option shall, following any termination of Executive's employment, remain exercisable for the lesser of one year and the remaining term of the Option.

Date First Exercisable	Number of Shares Options Exercisable
Time Based Options
First Anniversary of the Commencement Date	250,000
Quarterly thereafter and for a period of three years after the First Anniversary of Commencement Date	62,500

The 1,000,000 (one million) Time Based Option shall become immediately exercisable in full upon a Change in Control.

(d) Period compensation evaluation - The Compensation Committee shall meet periodically (but not less frequently than annually) to evaluate Executive performance and average industry competitive compensation standards. The committee will consider additional Option grants and/or Base Salary compensation at its discretion based on this evaluation.

4.	Benefits, Perquisites and Expenses.

(a) Benefits. During the Employment Period, Executive shall be eligible to participate in e all benefits sponsored or maintained by the Company, in each case, whether now existing or established hereafter, on the same basis as generally made available to other management level employees of the Company. The Executive shall be entitle to choose any Company car from the Company's leasing Company and shall pay for its monthly cost. The Company shall pay the expenses associated with said vehicle according to annex A of this Agreement. A list of the current benefits made available are attach to in Annex A.

(b) Perquisites. During the Employment Period, Executive shall be entitled to 25 working days vacation annually and shall also be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the relevant Israeli laws and then current policies and practices of the Company. Executive shall not be entitled to receive remuneration for unused vacation and shall not be permitted to carry-over more than 10 unused vacation to the following year, unless Executive receives the written consent from the Compensation Committee prior to September 30th of such year.

(c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

(d) Indemnification. The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and Bylaws in effect on the date hereof. The Company confirms that it has purchased Officers (DNO) Insurance in reasonable coverage amounts that will cover said claims against the Executive.

5.	Termination of Employment.

(a) Termination of the Employment Period. The Employment Period shall end upon the earliest to occur of (i) a Termination for Cause, (ii) a Termination Without Cause, (iii) a Termination by Executive for Good Reason, (iv) a Termination by Executive other than for Good Reason. The Company or the Executive may initiate a termination in any manner permitted hereunder by giving the other party written notice thereof (the "Termination Notice").
(b) Payments Upon Certain Terminations.

(i) Termination Without Cause, or Termination by Executive for Good Reason. In the event that Executive's employment is terminated by the Company Without Cause or by Executive for Good Reason, the Company shall pay Executive his Earned Salary, Vested Benefits and a Severance Benefit (as such terms are hereinafter defined). In addition to the above, the terminating party ( other than in the event of termination due to disability ) shall provide to the other party a 90 days written notice. Provided however that within the first 6 months of employment, the Company in its sole discretion, may shorten the notice period and terminate the employment agreement prior to the 90 days notice.

(ii) Termination by Executive Other Than for Good Reason. In the event of a Termination by Executive other than for Good Reason, the Company shall pay Executive their Earned Salary and Vested Benefits, provided howver that if such Termination occurs after the forth anniversary of the agreement, and Executive provides an advanced notice period of 6 months, the Executive shall be paid Severance Benefit as well.

(iii) Termination for Cause. In the event of a termination of Executive's employment by the Company for Cause, the Company shall pay Executive his Earned Salary and Vested Benefits.

(c) Timing of Payments. Earned Salary shall be paid in a single lump sum as soon as practicable, but in no event later than the date as set by law following the end of the Employment Period or the day such Earned Salary would have been payable under the Company's normal payroll practices. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued except as otherwise expressly modified by this Agreement. Severance Benefits shall be paid in a single lump sum within 30 days following the Termination Date,provided however that if the Company has a designated severance fund, managed by a non related party and approved by the Executive, The Company will only pay The Executives the difference between the total Severance Benefit and the sum accumulated in the designated severance fund at the time payment is due.

(d) Definitions. The following capitalized terms have the following meanings:

"Change in Control" means the occurrence of either (i) a sale or other disposition of stock of the Company or an issuance of stock of the Company as a result of which any "person" (as such term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of more than 50% of the total voting power of the Company and those persons who are members of the Board of Directors of the Company immediately prior to the closing of such transaction constitute less than one half of the membership of the Board of Directors of the Company immediately following the closing of such transaction, (ii) any merger, consolidation or reorganization following which those persons who are members of the Board of Directors of the Company immediately prior to the closing of such transaction constitute less than one half of the membership of the board of directors of the surviving entity immediately following the closing of such transaction, (iii) a transaction pursuant to which more than 50% of the total value of the assets of the Company and its consolidated subsidiaries are transferred and the transferee of such assets is not a subsidiary of the Company, or a company controlled by the Company, (iiii) when the company is no longer traded at any stock exchange.

"Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends.

"Severance Benefit" means: an amount equal to 50% of Executive's annual Base Salary (as in effect immediately prior to the Termination Date)

"Termination for Cause" means a termination of Executive's employment by the Company due to (i) Executive's conviction of a felony or the entering by Executive of a plea of nolo contendere with respect to a charged felony, provided however that the felony it is related to the Executive Employment or will impact the capabilities of the Executive to perform his duties. (ii) Executive's gross negligence, recklessness, dishonesty, or fraud, willful malfeasance or willful misconduct in the performance of the services contained in this Agreement; (iii) a willful failure without reasonable justification to comply with a reasonable written order of the Board of Directors; or (iv) a willful and material breach of Executive’s duties or obligations under this Agreement, including, without limitation, Executive’s failure to devote full business time to the Company in accordance with Section 2(b) of this Agreement. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Cause unless the Company shall have delivered a written notice to Executive stating that it intends to terminate his employment for Cause and specifying the factual basis for such termination, and the event or events that form the basis for the notice, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

"Termination Without Cause" means any termination by the Company of Executive's employment hereunder other than (i) a Termination due to Retirement or (ii) a Termination for Cause.

"Termination for Good Reason" means a termination of Executive's employment by Executive within 90 days following either (i) a material reduction in Executive's annual Base Salary and/or bonus opportunity; (ii) a material reduction in Executive's positions, duties, responsibilities or reporting lines from those described in Section 2 hereof; (iii) a material change in Executive’s work location; (iv) a material breach of this Agreement by the Company (v) termination in such a circumstances that under Israeli Labour laws is considered termination that entitle the employee for termination compensation. Notwithstanding the foregoing,and subject to Israeli Labour Laws,a termination shall not be treated as a Termination for Good Reason (x) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (y) unless Executive shall have delivered a written notice to the Company within 90 days of his having actual knowledge of the occurrence of one of the events specified in clause (i), (ii) or (iii) above stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

" Termination by Executive Other Than for Good Reason " means any termination by Executive of Executive's employment hereunder other than a Termination for Good Reason.

"Vested Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, including the Option (to the extent provided in Section 3(c)), at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency and expenses incurred prior to termination of employment that are reimbursable under Section 4(c).

(d) Full Discharge of Company Obligations., The amounts payable to Executive pursuant to this Section 5 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be subject to Israeli Labour Laws in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries or Affiliates. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries and Affiliates, other than Executive's rights to indemnification under Section 4(d).

6.	Agreement Not to Compete With Company

(a) During the Employment Period and for a period of twelve months after the termination of Executive’s employment with the Company for any reason (the "Applicable Period"), Executive shall not directly or indirectly own, manage, operate, finance, join, control, advise, consult, render services to, have an interest or future interest or participate in the ownership, management, operation, financing or control of, or be employed by or connected in any manner with any Competing Business (other than as a holder of common stock of the Company, and not in excess of 1% of the outstanding voting shares of any other publicly traded company). "Competing Business" means business that mainly sells similar products to Company in the segment of internet telephony and web telephony communication services engaged in by the Company in any country where the Company or an Affiliate conducts such business at any time during the Term.

(b) If, during the period of twelve months after expiration of the Employment Period, Executive proposes to engage directly in what may be a Competing Business, Executive shall so notify the Company in a writing which shall fully set forth and describe in detail the nature of the activity which may be a competitive Business, the names of the companies or other entities with or for whom such activity is proposed to be engaged in by Executive or by an Affiliate of Executive (the “Section 6 Notice”). If, within 30 days after receipt by the Company of a Section 6 Notice, the Company shall fail to notify Executive that it deems the proposed activity to be a Competitive Business, then Executive shall be free to engage in the activities described in the Section 6 Notice without violation of Section 6(a). If, however, the Company notifies Executive that the proposed activities constitute a Competitive Business, then (i) Executive shall not engage in such Competitive Business during the twelve month period following expiration of the Employment Period, and (ii) the Company shall pay Executive, during such twelve month period, in equal monthly installments, an amount equal to his highest Base Salary; provided that the amount payable under this Section 6(b) shall be reduced by the amount of Severance Benefit that Executive is receiving for such period.

7.	Confidential Information

(a) Without the prior written consent of the Company, Executive shall not disclose at any time during the Employment Period or any time thereafter any Confidential Information (as defined below) to any third person other than in the course of fulfilling Executive's responsibilities under this Agreement unless such Confidential Information has been previously disclosed to the public by the Company or an Affiliate or is in the public domain (other than by reason of Executive's breach of the provisions of this paragraph).

(b)  "Confidential Information" is any non-public information pertaining to the Company or an Affiliate. "Confidential Information" includes not only information disclosed by the Company or an Affiliate to Executive, but non-public information developed, created or learned by Executive during the course of or as a result of Executive's employment with the Company. "Confidential Information" specifically includes non-public information and documents concerning the Company's and its Affiliates' methods of doing business; research, telecommunications technology, its actual and potential clients, transactions and suppliers (including the Company's or an Affiliate's terms, conditions and other business arrangements with them); client or potential client or transaction lists and billing; advertising, marketing and business plans and strategies (including prospective or pending licensing applications or investments in license holders or applicants); profit margins, goals, objectives and projections; compilations, analyses and projections regarding the Company, its Affiliates or any of its clients or potential clients or their businesses; trade secrets; salary, staffing, management organization or employment information; information relating to members of the Board of Directors and management of the Company or an Affiliate; files, drawings or designs; information regarding product development, marketing plans, sales plans or manufacturing plans; operating policies or manuals, business plans, financial records or packaging design; any other non-public financial, commercial, business or technical information relating to the Company, or an Affiliate may receive belonging to others who do business with any of them; or any non-public information pertaining to the Company or an Affiliate, any of their businesses or the business or personal affairs how any of them conducts its or their business or affairs.

(c) Nothing herein shall prevent the disclosure by Executive of any information required by an order of a court having competent jurisdiction or under subpoena from a government agency, provided that, if Executive receives a request for the disclosure of any Confidential Information pursuant to court process or by a government agency, Executive shall promptly (and at the latest within five business days but not less than three days prior to the date Executive is required to respond to the request) notify the Company of that request and cooperate to the maximum extent authorized by law with the Company in protecting the Company's and it Affiliates' interest in maintaining the confidentiality of any Confidential Information. The Company will reimburse Executive for reasonable out-of-pocket costs or expenses incurred by Executive in connection with his cooperation with the Company and its Affiliates hereunder.

8.	Return of Company Property

Promptly (and at the latest within ten business days) following Executive's termination of services, Executive shall:
(i) return to the Company all documents, records, notebooks, computer diskettes and tapes and anything else containing the Company's Confidential Information (as defined above), and any other property or Confidential Information of the Company or its Affiliates, including all copies thereof in Executive's possession, custody or control, and

(ii)	delete from any computer or other electronic storage medium owned by Executive any of the proprietary or Confidential Information of the Company or its Affiliates.

9.	Non-Solicitation

During the Employment Period and for a one-year period after termination of Executive’s employment for any reason, Executive shall not directly or indirectly induce any employee of the Company or any Affiliate, other than Executive's secretary or personal assistant, to terminate employment with such entity, and during the Employment Period and for a six-month period thereafter, shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or any Affiliate as an employee.

During the Employment Period and for a one-year period after termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

10.	Continuing Obligations Following Termination

Executive agrees that his obligations and restrictions with respect to noncompetition, confidentiality, Company property, no disparagement and no solicitation, and the Company obligations to indemnify Executive under Section 4(d), will continue to apply following the termination of Executive's relationship regardless of the manner in which his relationship with the Company is terminated, whether voluntarily, for Cause, for Good Reason, without Cause or otherwise.

11.	Injunctive Relief to Avoid Irreparable Injury

(a) Executive acknowledges and agrees that the individualized services and capabilities that he will provide to the Company under this Agreement are of a personal, special, unique, unusual, extraordinary and intellectual character.

(b) Executive acknowledges and agrees that because the internet telephony and web communications industry is globally integrated and that its constituent companies are dependent for their survival on protection of their confidential information which is highly advanced and technical and on carefully developed knowledge of customer systems and requirements, the restrictions in this agreement are reasonable to protect the Company's rights under this Agreement and to safeguard the Company's and it Affiliates' Confidential Information.

(c) Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, no solicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its Affiliates irreparable injury for which adequate remedies are not available at law. Executive therefore agrees that the Company shall be entitled to an order of specific performance, injunction, restraining order or such other interim or permanent equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Agreement. Executive acknowledges and agrees that if any one or more of any part of such restrictions shall be rendered or judged invalid or unenforceable, such restriction or part shall be deemed to be severed from this Agreement and such invalidity or unenforceability shall not in any way affect the validity of the remaining provisions.

(d) These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

12.	Notices

All notices and other communications required or permitted hereunder shall be sufficiently given if (a) delivered personally, (b) sent by facsimile transmission (with confirmation received), (c) sent by a nationally-recognized air courier assuring overnight delivery, or (d) mailed (by registered or certified mail, return receipt requested and postage prepaid) as follows:

If to the Executive, to the Executive at:

Dror Gonen
Address : Haegoz 410
Neve Yamin 44920
If to the Company, to the Company at

deltathree, Inc.
75 Broad St
31th Floor
New York, NY 10004
Attention: Corporate Counsel

or to such other address as shall be furnished by notice from time to time by one party hereto to the other party. Any such communication shall be deemed to have been given, (i) in the case of personal delivery, on the date of delivery, (ii) in the case of delivery by air courier, on the first business day following the day on which such communication was posted, and (iii) in the case of mailing, on the third business day following the day on which such notice was posted.

13.	Sole and Entire Understanding; Amendments

The entire understanding and agreement between the Company and Executive have been incorporated into this Agreement. There are no other agreements, promises, representations, understandings or inducements by the Company to Executive or Executive to the Company other than those specifically set forth in this Agreement. This Agreement may not be altered, amended or added to except in a single writing signed by the Company and the Executive.

14.	Waiver of Breach

A waiver or breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, and any failure to enforce any provision hereof shall not operate as a waiver of such provision or of any other provision.

15.	Headings
The headings of sections in this Agreement are for convenience only, are not a part of this Agreement and shall not affect the construction of the provisions of this Agreement.

16.	Arm's Length

This Agreement was entered into at arm's length, without duress or coercion, and is to be interpreted as an agreement between parties of equal bargaining strength. Both the Company and the Executive agree that this Agreement is clear and unambiguous as to its terms, and that no parole or other evidence will be used or admitted to alter or explain the terms of this Agreement, but that it will be interpreted based on the language within its four corners in accordance with the purposes for which it is entered into.

17.	Successors and Assigns

This Agreement will inure to the benefit of, and will be binding upon, the Company, its successors and assigns and upon the Executive and his heirs, successors and assigns; provided, however, that, because this is an Agreement for personal services, the Executive cannot assign any of his obligations under this Agreement to anyone else.

18.	Governing Law

Any questions or other matters arising under this Agreement, whether of validity, interpretation, performance or otherwise, will therefore be governed by and construed in accordance with the labor laws of the State of Israel

IN WITNESS WHEREOF, this Agreement has been executed by Executive and then by the Company , on the dates shown below, but effective as of the date and year first above written.

Date:March 30, 2008	/s/ Dror Gonen
Executive

deltathree, Inc.

Date:March 26, 2008	By: /s/ Shimmy Zimels

Title: President and CEO

Annex A
Management Benefits deltathree LTD as of 3/16/2008

1.
Manager’s Insurance: The terms of this plan offered are as follows: Employee participation of 5% of gross monthly salary, company participation equivalent to 5% of the employee’s gross monthly salary, an additional equivalent sum of 8.3% for severance pay provisions and up to 2.5% of gross annual slalry for employment disability payment. The Manager’s Insurance is given up to a ceiling as allowed by the Israeli Tax authority (as of date: XXX NIS)

2.
Keren Hishtalmut: The terms of this plan are as follows: Employee participation of 2.5% of gross monthly salary, company participation equivalent to 7.5% of the employee’s gross monthly salary. Keren Hishtalmut is given up to a ceiling as allowed by the Israeli Tax authority (as of date 15,712 NIS).

3.	Car lease program :

a)
Speeding, parking, toll and other tickets are the responsibility of the person using the car at the time of the transgression. It is therefore the vested interest of both the person lending the car and borrowing it that all car lending and return be registered, so that no one will be fined or penalized for someone else's transgression. Final responsibility rests with the car owner.

b)
Persons "owning " company cars (meaning they have daily use of a specific car) should not lend their cars to other employees directly without first reporting the name, time, date, reason (where the car is being taken) and approximate lending time to the office coordinator who is responsible to register the information in the car log. On return it is the responsibility of the person bringing back the car to let the front desk know what time the car was returned and sign the car log. A long-term register will be kept of these events.

c)	If the car owner lends the car he/she must pay attention to the way the car is returned.

Parking in the Gan

a)	Deltathree will request parking permits for all company cars / employee cars but can not promises that parking spaces will be provided.

Maintenance:

a)	The deltathree employee “owning” the car is responsible to keep the car clean at all times. We have a discounted agreement with “Shtifomat” & “Dry Shine” car wash, for your convenience.

b)	The deltathree owner of the car is expected to drive in a prudent manner so as to avoid accidents, fines and unnecessary expenses.

c)
Any damage to the car that is not covered by the leasing company according to contract (mechanical & electrical malfunctions are examples of repair covered by the leasing company), will be paid by the car owner up to the limit of "hishtatfut atsmit" (~$200).

d)	If the company car is stolen, the car owner will have 3 options:

•	Receive a second hand car (of the engine same size and about the same mileage) and pay the same amount each month for the remaining time left on the lease (from the stolen car).
•	Take out a new lease, what ever car the “car owner” wants (new price) for 36 months.
•	Cancel the lease (possibly with out any fines).
•	PLEASE NOTE: If the car is stolen, the car owner will have to pay the "hishtatfut atsmit" ($ up to 200)

e)	The leasing company will change all 4 tires once during the lease period without charge. Repair and payment for flat tires is the car owner’s responsibility.

f)
Car owner must notify either the office co-coordinator or the office manager of any body damages to the car as soon as s/he notices such. If body damage has occurred to the car, it can be fixed in one of two ways:

•	Either via the leasing company (up to the limit of "hishtatfut atsmit").
•	Or the owner of the car can take the car and get it fixed in a garage that s/he knows (may be cheaper for the deltathree car owner).

Petrol Charge:
a)	When leasing a car, deltathree installs an automatic petrol charger (dalkan). The charge for petrol is included in the lease price.

b)
deltathree will re evaluate each company car holder’s gas charges on an annual basis. If your gas use exceeds its limit on a regular basis deltathree and will be entitled to adjust the lease cost accordingly.

Car Mileage:
a)	Each Company car has a limit on car mileage per year this limit is set at: 35,000 KLM. If you think you will need more than this please let the office manage know in advance

Please note the car lease price that is given by the leasing company is determined according to the mileage (deltathree does not determine this price).
b)
At the end of each car lease period (36 months) each car will be evaluated. deltathree will be entitled to charge the car owner for any additional car mileage (according to the lease agreement with the lease company.)

Lease Agreement:

a)
If for any reason during the lease period the deltathree employee that "owns" the company car decides to terminate the contract, he/she will be obligated to pay the car fine. This fine depends on how many months are left for the car lease (payment is set according to the leasing company policy).(i.g if returned in the first year the fine will be three months rent & vat and so on )

b)	Due to possible future changes in the basic leasing and car maintenance cost structure (Gas pricing; insurance charges etc.) the leasing price might be adjusted from time to time.

End Of Lease:

a)
Before returning the car to the leasing company, the office manager / coordinator must check the car with the car owner (at least one month before the car is returned to leasing company) to make sure that the car's exterior is not damaged in any way. If damage is identified, the above solutions for fixing should be decided upon.

b)
When returning the car to the leasing company, the rep from the leasing company, the office manager / coordinator and the car owner will check the car and any body damage identified will be paid as described above.

c)	When returning a car to the leasing company, the car must be returned clean.

Guarantee Check

a)
Upon leaving the company, all company car holders are requested to leave a guarantee check for the amount of 1600 NIS dated to last day of employ. This check will be cashed only following notification to the employee, to cover car related expenses such as fines. This check is automatically cancelled following 6 months from issue date. Should the actual sum be different than 1600 NIS, you will be requested to submit a new check to the correct amount.